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                                                                   Exhibit 10.30

March 7, 2002


Ms. Kathleen Ann Staab
105 Lincoln Rd
Lincoln, MA 01773

Dear Kathy,

The Brookstone Company and I are extremely pleased to offer you the position of Vice President, Gardeners Eden. There are many exciting challenges ahead and we look forward to both a mutually productive and an enjoyable relationship. As reviewed, here are the details of the offer we are extending to you:

o You are joining Brookstone as Vice President, Gardeners Eden, reporting directly to Michael Anthony, Chairman, President & CEO.

o        Your start date will be on or about March 26, 2002.

o        Your base salary will be $3,846.15 per week ($200,000.00 annualized).

o The first annual performance review will be administered on or about April 15, 2003, and retroactive to February 1, 2003.

o        You will participate in our Management Incentive Bonus (MIB) program.
         Based on the Company's (25%) and Gardeners Eden (75%) performance in the year 2002 you will be eligible for a bonus payment up to a threshold of 35% of your base salary. If the Company and Gardeners Eden exceed their goals the maximum payout under the plan is 75%. Seventy percent of your bonus payment is guaranteed based on the Company and Gardeners Eden reaching their year 2002 Operating Income goals, thirty-percent is based on your individual performance rating as reviewed by the CEO and Board of Directors.

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Kathleen Ann Staab
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o        Upon Board approval you will be granted an option to purchase 25,000 shares of Brookstone stock options. These stock options will vest at 25% per year over a four-year period. The option price will be fixed on your start date of March 26, 2002.

o You are eligible to receive a car allowance of $500.00 per month towards a leased or purchased automobile. Brookstone will pay for insurance, registration, maintenance, repairs, and all gas expenses related to company business.

You, like all Company executives, will be required to sign a Confidentiality Agreement and a release authorizing Brookstone to conduct a background check.

o You will become eligible for coverage under the medical plan following 30 days of employment. Single coverage costs $12.41 per week, two-person coverage $25.32 per week, and family coverage is $37.28 per week.

o You will become eligible for coverage under the dental plan, following 30 days of employment. Single coverage costs $5.47 per month, two person coverage $9.75 per month, and family coverage is $15.28 per month.

o As a Salaried Associate, you will receive two times your annual salary in group life insurance (up to $500k), double indemnity, upon employment. Brookstone pays the premium for this policy.

o You will become eligible for Short Term Disability plan benefits upon employment. You will become eligible for Long Term Disability insurance coverage the first of the month after 90 days of employment. Brookstone pays the premium for this policy.

o You will become eligible for enrollment in the Company's 401(k) when you meet the following conditions (eligibility is determined on a quarterly basis):

                  o  are 21 years of age or older;
                  o  have one continuous year of service;
                  o  have worked at least 1,000 hours in the previous year.

         On an annual basis, Brookstone matches 100% of the first 4% of a participant's compensation contributed to the 401(k) plan. You are immediately vested in any matching contribution.

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Kathleen Ann Staab
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o        After 90 days of employment you become eligible to participate in our
         Profit Sharing plan. Profit sharing payouts are pro-rated and subject to Company performance and Board approval.

o You are eligible to participate in our Flexible Spending Dependent Care and Un-reimbursed Medical Accounts following 30 days of employment.

o Based on your date of hire, you are eligible for 3 weeks of vacation in 2002.

The policies and benefits that are summarized here have been voluntarily adopted by Brookstone and may be changed from time to time, with or without notice, and do not create any contractual rights or obligations, nor do they create a contract of employment for any specific term.

What is presented in this letter is only a summary; the actual provisions of each benefit plan or insurance policy will govern if there is any discrepancy. If anything here is inconsistent with any federal, state, or local laws, Brookstone will comply with its obligations under such laws. Brookstone values its employees and looks forward to a mutually satisfactory employment relationship. It is of course understood, however, that you are an employee-at-will and that neither you nor Brookstone is obligated to continue in our employment relationship if either of us does not wish to do so.

Kindly indicate your acknowledgment and acceptance of the terms of this letter by signing the enclosed copy on the space provided. Please keep one copy for your records and return the signed copy to this office.

Sincerely,



Michael Anthony
Chairman, President & CEO









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Kathleen Ann Staab                                            Date

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